Exhibit 99.1
Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Contact: Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES EXECUTION OF SUPPLEMENTAL INDENTURE IN CONNECTION WITH THE TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8 5/8% SENIOR NOTES DUE 2009
WESTLAKE VILLAGE, CALIFORNIA, March 4, 2009 – Dole Food Company, Inc. (“Dole”) announced today that, as of 5:00 p.m., New York City time, on March 3, 2009, Dole executed a supplemental indenture effecting the proposed amendments to the indenture governing its 8 5/8% Senior Notes due 2009 (the “Notes”) and such amendments will become operative on the date that validly tendered Notes are accepted for purchase and payment by Dole (the “Acceptance Date”). In connection with terms of the previously announced tender offer and consent solicitation to purchase all of Dole’s outstanding Notes (the “Tender Offer”), tendered Notes may no longer be withdrawn and consents may not be revoked, unless Dole is otherwise required by law to permit withdrawal.
The Tender Offer will expire at 12:00 midnight, New York City time, on March 13, 2009, unless the Tender Offer is extended by Dole. Dole may amend, extend or terminate the Tender Offer in its sole discretion. The Tender Offer is subject to several conditions, including, among other things, Dole’s having available funds to pay the total consideration with respect to all the Notes (regardless of the amount of Notes tendered) from the offer and sale of newly issued notes or other sources on terms and conditions acceptable to Dole, in its sole discretion, prior to the Acceptance Date, together with cash on hand and borrowings under Dole’s revolving credit facility.
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The Offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which have been delivered to holders of the Notes.  Persons with questions regarding the Offer should contact the Dealer Managers and Solicitation Agents, Deutsche Bank Securities Inc., at (800) 553-2826 (toll free) or (212) 250-3276 (collect) or Banc of America Securities LLC, at (888) 292-0070 (toll free) or (704) 388-9217 (collect), or the Information Agent, Global Bondholder Services Corporation, at (866) 389-1500 or (212) 430-3774.
Dole, with 2008 net revenues of $7.6 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing;

changes in interest and currency exchange rates; economic crises; security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings.